                         Board Resolution Pursuant to
                         Section 301 of the Indenture
                         ----------------------------


     Pursuant to Section 301 of the Indenture dated as of November 16, 1998 (the "Indenture") between Security Capital Group Incorporated (the "Company") and
 ---------                                                     -------
State Street Bank and Trust Company (the "Trustee"), the undersigned on behalf
                                          -------
of the Company and in their respective capacities indicated, hereby certify that we have examined resolutions duly adopted at a meeting of the Board of Directors of the Company on September 23, 1998. Acting pursuant to such Board resolutions, the undersigned hereby establish a series of Securities (the "Notes") by means
                                                              -----
of this Board Resolution, in accordance with the provisions of Section 301 of the Indenture:

     1. The Company desires, for its corporate purposes, to create and issue from time to time under and in accordance with the provisions of the Indenture, up to $200 million principal amount of Securities to be known as its Medium-Term Notes, Series A (the "Medium-Term Notes") and
                       -----------------
          to add to the covenants of the Company contained in the Indenture for the benefit of the Holders of the Medium-Term Notes.

     2. The maximum aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906, 1107 or 1405 of the Indenture and except for any Notes which pursuant to Section 303 are deemed never to have been authenticated and delivered) is $200 million.

     3. Solely for the benefit of the Holders of the Notes, the following shall be additions to the

               (1) covenants set forth in Article Ten of the Indenture:

               SECTION 1012.  Limitations on Indebtedness.  The Company will
                              ---------------------------
          not, and will not permit any of its Wholly Owned Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), if, immediately after such Indebtedness is Incurred (i) the total aggregate Indebtedness of the Company and its Wholly Owned Subsidiaries exceeds 50% of the Adjusted Total Assets of the Company and its Wholly Owned Subsidiaries; or (ii) the Fixed Charge Coverage Ratio for the Company and its Wholly Owned Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been less than 1.5 to 1.0, determined on a pro forma basis as if such Indebtedness had been incurred on the first day of such four-quarter period.

               SECTION 1013.  Required Minimum Consolidated Tangible Net Worth.
                              ------------------------------------------------
          The Company will not at any time permit its Consolidated Tangible Net Worth to be less than $1,500,000,000.

               SECTION 1014.  Limitations on Liens.  The Company will not, and
                              --------------------
          will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) which secures obligations under any Indebtedness of the Company or any of its Wholly Owned Subsidiaries on any asset now owned or hereafter acquired by the Company or any of its Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

               SECTION 1015.  Restrictions on Lines of Business. The Company
                              ---------------------------------
          will not, and will not permit any of its Subsidiaries to, make Investments in any business other than the business conducted by the Company and its Subsidiaries on the Issue Date and any other business related to, or servicing, the real estate industry unless the aggregate amount of such Investments is less than 10% of the Consolidated Assets of the Company.

          (2) definitions set forth in Article One of the Indenture

               "Acquired Indebtedness" means, with respect to any specified
                ---------------------
          Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

               "Adjusted Fixed Charges" means, with respect to any Person for
                ----------------------
          any period, the sum, without duplication, of the total amount of accrued or paid interest (including, without limitation, interest expense attributable to Capitalized Lease Obligations, but excluding amortization of original issue discount on any Indebtedness, the interest portion of any deferred payment obligation and non-cash interest which is payable in kind with additional Indebtedness and dividend payments on any series of Disqualified Stock) with regard to Indebtedness of such Person and its Wholly Owned Subsidiaries for such period.

               "Adjusted Net Income" means, with respect to any Person for any
                -------------------
          period, the aggregate Net Income of such Person for such period, provided that (i) amortization of original issue discount on any Indebtedness shall be excluded; (ii) the Net Income of any Person which is not a Wholly Owned Subsidiary or which is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or other distributions paid in cash to such Person; (iii) the Net Income attributable to any Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Person to the Company is not at the date of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its shareholders; and (iv) the cumulative effect of any change in accounting principles shall be excluded.

               "Adjusted Total Assets" means, with respect to any Person as of
                ---------------------
          any date, the sum, without duplication, of (i) such Person's cash,
          (ii) the Market Value of Publicly Traded Securities owned by such Person and (iii) the net book value of all other assets of such Person.

               "Capital Lease Obligation" means, at the time any determination
                ------------------------
          thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

               "Capital Management Clients" means a Person for whom the Company
                --------------------------
          or any Subsidiary provides investment management or investment advisory services pursuant to any contract or agreement or series of contracts or agreements.

               "Capital Management Fees" means, with respect to any Person and
                -----------------------
          for any period, fees accrued to such Person from such Person's Capital Management Clients calculated in relation to the assets under management for each such Client; provided that neither performance fees nor fees (or any portion thereof) which ultimately inure to the benefit of a third party shall be included in the calculation of the Capital Management Fees.

               "Capital Market Clients" means a Person for whom the Company or
                ----------------------
          any Subsidiary provides investment banking, placement agent, underwriting, financial or strategic consulting, or similar services.

               "Capital Market Fees" means, with respect to any Person and for
                -------------------
          any period, fees accrued to such Person from such Person's Capital Market Clients for services provided; provided that neither performance fees nor fees (or any portion thereof) which ultimately inure to the benefit of a third party shall be included in the calculation of the Capital Market Fees.

               "Capital Stock" means (i) in the case of a corporation, corporate
                -------------
          stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and
          (iv) any other interest or participation which confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

               "Cash Flow" means, with respect to any Person for any period, the
                ---------
          Adjusted Net Income of such Person for such period plus (i) provisions for taxes based on income or profits of such Person for such period, to the extent such provisions for taxes were included in computing Adjusted Net Income, plus (ii) Adjusted Fixed Charges of such Person for such period, to the extent such Adjusted Fixed Charges were deducted in computing Adjusted Net Income, plus (iii) depreciation and amortization of such Person for such period, to the extent that such charges were deducted in computing Adjusted Net Income.

               "Consolidated Assets" means, with respect to any Person at any
                -------------------
          date, the consolidated assets of such Person at such date determined in accordance with GAAP.

               "Consolidated Subsidiary" means, with respect to any Person, at
                -----------------------
          any date, any Subsidiary the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP if such statements were prepared as of such date.

               "Consolidated Tangible Net Worth" means, with respect to any
                -------------------------------
          Person as of any date, the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries less their consolidated Intangible Assets (to the extent reflected in determining consolidated stockholders' equity), and excluding the cumulative effect of any change in accounting principles.

               "Disqualified Stock" means Capital Stock which, by its terms (or
                ------------------
          by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Securities of the relevant series mature.

               "Equity Interests" means Capital Stock and all warrants, options
                ----------------
          or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

               "Fixed Charge Coverage Ratio" means, with respect to any Person
                ---------------------------
          for any period, the ratio of the Cash Flow of such Person for such period to the Adjusted Fixed Charges of such Person for such period. If a Person Incurs or redeems any Indebtedness (other than revolving credit borrowings) during or after the period for which the Fixed Charge Coverage Ratio is being calculated, but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption, as if the same had occurred on the first day of such period. In addition, for purposes of making the computation referred to above, (i) acquisitions which have been made by the Person, including through mergers or consolidations and including any related financing transactions, during or after the period, but prior to the Calculation Date shall be deemed to have occurred on the first day of the period for which the Fixed Charge Coverage Ratio is being calculated, (ii) the Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the interest expense attributable to any Indebtedness (whether existing or being Incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date had been the applicable rate for the entire period, and (iv) the Adjusted Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Adjusted Fixed Charges will not be obligations of the Person following the Calculation Date.

                "Guarantee" means a guarantee (other than by endorsement of
                 ---------
          negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

               "Incurs" (including, with correlative meanings, the term
                ------
          "Incurrence") means, with respect to any Indebtedness, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness (including Acquired Indebtedness).

               "Indebtedness" means, with respect to any Person at any date of
                ------------
          determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
          (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under Capital Lease Obligations, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness, (vii) all Indebtedness of others Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) all Disqualified Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Hedging Obligations.

               "Intangible Assets" means, with respect to any Person, the
                -----------------
          intangible assets of that Person determined in accordance with GAAP.

               "Investments" means, with respect to any Person, all investments
                -----------
          by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items which are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

               "Issue Date" means the original issue date of the Securities.
                ----------

               "Lien" means, with respect to any asset, any mortgage, lien,
                ----
          pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

               "Market Value" means, with respect to a Publicly Traded Security
                ------------
          and on the date of determination thereof, (i) if such Publicly Traded Security is listed on the New York Stock Exchange, the American Stock Exchange, or some other principal national securities exchange in the United States of America, the reported last sale price of a unit of such Publicly Traded Security regular way on a given day, or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange Composite Tape, the American Stock Exchange Composite Tape or the principal national securities exchange in the United States of America on which such Publicly Traded Security is listed or admitted to trading, as applicable, (ii) if such Publicly Traded Security is not listed or admitted to trading on any national securities exchange in the United States of America, but prices for such Publicly Traded Security are disseminated by means of an automated quotation system by the National Association of Securities Dealers, Inc., the closing sales price, or if there is no closing sales price, the average of the closing bid and asked prices, in the automated quotation system, or (iii) with respect to a Publicly Traded Security listed on a principal national securities exchange in Luxembourg, Amsterdam or other European country, the price of such Publicly Traded Security as reported on such exchange by the most widely recognized reporting method customarily relied upon by financial institutions in such country and if such Publicly Traded Security is listed on more than one such exchange, the principal securities exchange on which such Publicly Traded Security is listed. Any determination of the "Market Value" of a Publicly Traded Security pursuant to this definition shall be based on the assumption that offers of such Publicly Traded Security are exempt from registration under the Securities Act.

               "Net Income" of any Person for any period means the net income
                ----------
          (loss) of such Person for such period, determined in accordance with GAAP, excluding, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with
          (a) any sale, lease, conveyance or other disposition of any Strategic Investments (including, without limitation, dispositions pursuant to sale and leaseback transactions) by such Person, (b) the disposition of any securities (other than Portfolio Securities) by such Person or
          (c) the extinguishment of any Indebtedness of such Person; (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; and (iii) any unrealized gain or loss caused by the increase or decrease in the Market Value of any Publicly Traded Security held, directly or indirectly, by that Person. In addition, for the calculation of Net Income for any Person for any period, (i) the Capital Management Fees based on assets under management accruing to such Person for such period shall be calculated as if the fees accruing and assets under management on the last day of such period (or the closest practicable date of determination) were the fees accruing and assets under management as of the beginning of such period; (ii) the Capital Market Fees accruing to such Person for such period shall be calculated as if the amount of such fees accrued during such period was equal to the amount of such fees accrued during the six month period immediately preceding the last day of such period (or the closest practicable date of determination), adjusted for the duration of such period; and (iii) the dividend rates and interest rates in effect with respect to payments accruing to such Person from its investees as of the last day of such period (or the closest practicable date of determination) shall be deemed to have been in effect as of the beginning of such period.

               "Non-Recourse" to a Person as applied to any Indebtedness (or
                ------------
          portion thereof) means that such Person is not directly or indirectly liable to make any payments with respect to such Indebtedness (or portion thereof) and that no Guarantee of such Indebtedness (or portion thereof) has been made by such Person.

               "Permitted Liens" means (i) Liens on real property securing
                ---------------
          Indebtedness which is Non-Recourse to the Company or any of its Subsidiaries; or (ii) Liens on any asset securing Indebtedness (other than Indebtedness referred to in clause (i) above), provided that, after giving effect to the Incurrence of such Indebtedness (a) the aggregate principal amount of Indebtedness secured pursuant to this clause (ii) is less than 10% of the Total Capitalization of the Company and its Consolidated Subsidiaries and (b) the aggregate net book value of the assets of the Company and its Subsidiaries securing such Indebtedness shall not be greater than 200% of the principal amount of such secured Indebtedness. For purposes of the definition of Permitted Lien, the aggregate principal amount of Indebtedness shall mean the principal amount of such Indebtedness at maturity.

               "Portfolio Securities" means Securities (a) issued by a fund or
                --------------------
          company (an "Investment Company") either (i) registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder (the "Investment Company Act"), or (ii) which makes passive investments in companies or funds in which the Investment Company does not have representation on the board of directors or similar body or participate on a regular basis in the management ("Portfolio Investees") and which is exempt from registration under the Investment Company Act or (b) issued by Portfolio Investees.

               "Publicly Traded Security" means a security which is listed on
                ------------------------
          the New York Stock Exchange, the American Stock Exchange or any other principal national securities exchange in the United States, Luxembourg, Amsterdam or other European country or whose prices are disseminated by means of an automated quotation system by the National Association of Securities Dealers, Inc.

               As used in this definition only, "security" has the meaning given that term in Article 8 of the Uniform Commercial Code.

               "Strategic Investment" of any specified Person means any other
                --------------------
          Person in which an Investment has been made by the specified Person, other than Portfolio Securities, where either (a) the undepreciated book value, or (b) if the Strategic Investment is a Publicly Traded Security, the Market Value of the Investment exceeds $100 million.

               "Total Capitalization" means, with respect to any Person as of
                --------------------
          any date, the consolidated long-term Indebtedness and consolidated stockholders' equity of such Person and its Consolidated Subsidiaries less their consolidated Intangible Assets (to the extent reflected in determining consolidated stockholders' equity), all determined as of such date in accordance with GAAP, and excluding the cumulative effect of a change in accounting principles.

               "Trade Payables" means, with respect to any Person, (i) any
                --------------
          accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services, (ii) obligations Incurred in the ordinary course to pay the purchase price of securities so long as such obligations are paid within customary settlement periods and (iii) obligations to purchase securities pursuant to subscription or stock purchase agreements in the ordinary course of business. Notwithstanding the foregoing, for purposes of Section 1013, accounts payables (other than deferred compensation) of the Company in excess of 3.0% of the undepreciated book value (determined in accordance with GAAP) of the assets of the Company at any time outstanding shall be treated as Indebtedness to the extent of such excess.

               Wholly Owned Subsidiary" means a Subsidiary of any Person all of
               -----------------------
          the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or minimal interests issued to other Persons to satisfy legal requirements) are at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     4. Solely for the benefit of the Holders of the Notes, the following shall be an altered and restated Section 801 of the Indenture:

                SECTION 801 Consolidations and Mergers of Company and Sales,
                            ------------------------------------------------
          Leases and Conveyances.  The Company will not consolidate or merge
          ----------------------
          with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the surviving Person or the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the obligations, including the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on all Securities, according to their tenor, and the due and punctual performance and observance of all covenants and conditions, of the Company under the Securities and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of the transaction, no Event of Default and no event which, after notice or the lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iv) Security Capital or the Surviving Entity will, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant Section 1012 hereof.

     Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

Dated:    November 16, 1998

                              SECURITY CAPITAL GROUP INCORPORATED

                              By: /s/ JEFFREY A. KLOPF
                                  --------------------
                                  Jeffrey A. Klopf
                                  Senior Vice President and Secretary


                              By: /s/ MARK W. PEARSON
                                  -------------------
                                  Mark W. Pearson
                                  Vice President